Exhibit 10.3

EXECUTION VERSION

KARYOPHARM THERAPEUTICS INC.

April 28, 2021

Sharon Shacham, Ph.D., M.B.A.

c/o Karyopharm Therapeutics Inc.

85 Wells Avenue

Newton, MA 02459

Dear Sharon:

Subject to your execution below, this letter hereby amends the employment letter, dated October 19, 2010, as previously amended on December 6, 2010, January 23, 2015, and August 28, 2020, between you and Karyopharm Therapeutics Inc. (the “Company”) and provides for the following terms of employment, effective May 3, 2021 (the “Effective Date”). For the avoidance of doubt, nothing herein supersedes the Non-Disclosure and Inventions Assignment Agreement you previously executed with the Company, which remains in effect, unaltered, in all respects.

1. Position. You will serve as Chief Scientific Officer, reporting to the Company’s Chief Executive Officer (“CEO”). In this role you will have the responsibilities customarily associated with such position and such additional responsibilities consistent with your senior executive status that are assigned to you by the Company’s CEO; provided, however, that it is expressly contemplated that beginning on January 1, 2022 (the “Transition Date”), you will no longer have any direct management responsibilities. During the term of your employment with the Company, you will devote the required professional time and efforts to the business of the Company, and you may engage in other activities that may be approved in advance by the Company’s Board of Directors (the “Board”) including, but not limited, to those activities described in Exhibit A, which have been approved by the Board prior to the Effective Date. As of the Effective Date and through no earlier than the second anniversary of the Transition Date, you will also continue to serve as Chair of the Scientific Advisory Board.

2. Compensation.

a. Base Salary. For the remainder of 2021, you will continue to be paid an annual base salary of Four Hundred Ninety-Nine Thousand and Nine Hundred Five Dollars ($499,905). As of the Transition Date, you will be paid an annual base salary of Three Hundred Thousand Dollars ($300,000). Your base salary will be payable pursuant to the Company’s regular payroll policy.

b. Bonus Program. You will be eligible for an annual bonus that targets fifty percent (50%) of the total annual base salary payable to you for the applicable calendar year based upon achievement of certain performance goals and corporate milestones established by the Board in consultation with you. Achievement of goals will be determined in the sole discretion of the Board or a Compensation Committee of the Board. To earn any part of the bonus, you must be employed on December 31st of the applicable bonus year and such bonus shall be paid no later than March 15th of the year immediately following the year to which the applicable annual bonus relates. Your bonus target will be reviewed annually and may be modified by the Board in connection with any such review.

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c. Equity Grants. For so long as you continue to serve as Chief Scientific Officer of the Company, you will remain eligible to receive annual equity grants on the same basis as the Company’s other executive officers in good standing, as such awards are determined by the Board in its sole discretion.

d. Withholding. The Company shall withhold from any compensation or benefits payable under this letter agreement any federal, state and local income, employment or other similar taxes as may be required to be withheld pursuant to any applicable law or regulation.

3. Benefits.

a. Vacation and Holidays. You will be eligible to accrue five weeks of paid vacation each year and take Company paid holidays consistent with the Company’s vacation policy offered to other executive level employees of the Company.

b. Other. You will be eligible to participate in such medical, retirement and other benefits as are approved by the Board and made available to other executive level employees of the Company. As is the case with all employee benefits, such benefits will be governed by the terms and conditions of applicable plans or policies, which are subject to change or discontinuation at any time.

4. At-Will Employment. Your employment with the Company is and shall at all times during your employment hereunder be “at-will” employment. The Company or you may terminate your employment at any time for any reason, with or without Cause, as defined in Section 5, and with or without notice. The “at-will” nature of your employment shall remain unchanged during your tenure as an employee of the Company and may only be changed by an express written agreement that is signed by you and the Board.

5. Termination of Employment.

a. Upon your separation from the Company for any reason, you will receive: (i) any unpaid base salary for services rendered prior to the date of termination or resignation; (ii) any earned but unpaid annual bonus for any year prior to the year in which termination of employment occurs; (iii) reimbursement of any un-reimbursed business expenses incurred as of the date of termination or resignation in accordance with the Company’s reimbursement policy; (iv) accrued but unused vacation (if applicable) earned through the effective resignation or termination date; and (v) all other payments, benefits or fringe benefits to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this letter agreement (collectively, clauses (i) through (v) shall be referred herein as the “Accrued Benefits”), and, except as set forth in paragraph (b) or (c) below, you will not be entitled to any other compensation except as the Board may otherwise agree in its sole discretion. If the Company terminates your employment for Cause, at any time, then you will receive no additional compensation other than the Accrued Benefits, except that the benefits described in Section 5(a)(ii) shall not be paid to you.

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b. If, on or before the second anniversary of the Transition Date, the Company terminates your employment other than for “Cause” or if you terminate your employment for “Good Reason”, as such terms are defined below, subject to you providing the Company with a fully effective separation agreement that includes a general release of claims in a form and manner reasonably satisfactory to the Company (the “Release”) within the 60-day period following the date of termination (or such shorter period, not shorter than twenty-one (21) days, as may be directed by the Company)), the Company shall, in addition to the amounts payable under paragraph (a): (i) in the case of such termination that does not occur in the twelve (12) month period following a Change of Control, (x) pay you severance pay in the form of continuation of base salary at the rate of $499,905 per annum for eighteen (18) months (the “Non-COC Severance Period”) in accordance with the Company’s payroll practice; and (y) provided you elect to continue your and your eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), pay the monthly premium to continue such coverage for the lesser of the eighteen (18) full calendar months immediately following the month in which the termination of your employment occurs and the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan; or (ii) in the case of such termination that occurs within the twelve (12) month period following a Change of Control, (x) pay you severance pay in the form of continuation of base salary at the rate of $499,905 per annum for eighteen (18) months (the “COC Severance Period”) in accordance with the Company’s payroll practice; (y) pay to you an amount equal to 150% of your target annual bonus for the year in which your termination occurs, less applicable taxes and withholdings, which amount shall be payable in a lump sum on the date that the first continued salary payment is made to you under this letter agreement; and (z) provided you elect to continue your and your eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to COBRA, pay the monthly premium to continue such coverage for the lesser of the eighteen (18) full calendar months immediately following the month in which the termination of your employment occurs and the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan (as applicable, the “Severance Benefits”).

c. If, following the second anniversary of the Transition Date, the Company terminates your employment other than for “Cause” or if you terminate your employment for “Good Reason”, as such terms are defined below, subject to you providing the Company with the Release within the 60-day period following the date of termination (or such shorter period, not less than twenty-one (21) days, as may be directed by the Company), the Company shall, in addition to the amounts payable under paragraph (a), pay you severance pay in a lump sum in the amount of $150,000, less applicable taxes and withholdings, in the first payroll period after the Release becomes fully effective (subject to the last sentence of paragraph (d) below).

d. Except as expressly set forth herein, any severance pay will be paid ratably in accordance with the Company’s regular payroll practices beginning in the Company’s first regular payroll cycle after the Release becomes effective. In any event, if the 60th day referenced in (b) or (c) above occurs in the calendar year following the date of your termination, then the severance pay shall be paid or begin no earlier than January 1 of such subsequent calendar year.

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e. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment is considered a separate payment. To the extent that any Severance Benefit constitutes “non-qualified deferred compensation” under Section 409A of the Code, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l (h). Solely for this purpose, the “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Internal Revenue Code. If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in this letter agreement.

If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then: (A) each installment of the severance payments due under this letter agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the letter agreement; and (B) each installment of the severance payments due under this letter agreement that is not described the foregoing clause (A) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death) (the “New Payment Date”), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the New Payment Date and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

f. For purposes of this Section 5, the following terms will have the following meanings:

(i) “Good Reason” shall mean that you have complied with the “Good Reason Process,” as defined below, following the occurrence of any of the following events: (i) you are made to report to anyone other than the Company’s Chief Executive Officer; (ii) the Company’s corporate headquarters or your primary work location are located outside Massachusetts; or (iii) a material breach by the Company of this letter agreement or any other material agreement between you and the Company.

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(ii) “Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within ten (10) days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(iii) “Change of Control” shall mean any of the following:

1. any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) in such case other than as a result of an acquisition of securities directly from the Company;

2. the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the incumbent Board before the date of the appointment or election, provided, further that directors whose initial assumption of office is in connection with an actual or threatened election contest related to the election of directors of the Company will not be considered as members of the incumbent Board for purposes of this paragraph for a period of twelve (12) months following such initial assumption; or

3. the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the

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Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to fifty percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns fifty percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of this letter agreement. Further, and solely to the extent necessary to comply with Section 409A of the Code, such event must constitute a “change in control” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) in order for the payments and benefits hereunder to become payable.

g. If your employment terminates because of your death or Disability, then you will receive the Accrued Benefits. For purposes of this letter agreement, “Disability” shall be defined as your inability to have performed your material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period.

h. For purposes of this letter agreement, “Cause” shall mean: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, willful misconduct, neglect of duties, theft, fraud or breach of fiduciary duty to the Company; (iii) violation of federal or state securities law; (iv) the conviction of a felony or any crime involving moral turpitude, including a plea of guilty or nolo contendre; (v) a material breach of any of the Company’s written policies related to conduct or ethics; or (vi) a material breach of the Nondisclosure and Inventions Assignment Agreement, dated October 22, 2010, between you and the Company (the “Confidentiality Agreement”).

6. Employee Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain Company and third-party confidential information, and you may during the course of your employment develop certain information or inventions which will be the property of the Company. You acknowledge the continuing effectiveness of the Confidentiality Agreement, and you further acknowledge that the changes to your responsibilities, duties, compensation, and title, as contemplated by this letter agreement (and which may occur hereafter), do not nullify or otherwise alter your obligations under the Confidentiality Agreement, which remain in full force and effect.

7. Equity Forfeiture and Vesting. Effective as of the Effective Date, you hereby agree to, and do, fully and irrevocably surrender all right, title and interest in the portions of the equity awards set forth on Exhibit B to this letter agreement. Any equity awards that are outstanding on the date hereof and that you continue to hold following such surrender are herein referred to as the “Remaining Equity Awards.” Your Remaining Equity Awards will continue to vest, become exercisable and free from early termination or forfeiture in accordance with their existing terms, provided that if the Company terminates your employment without Cause or you resign for Good Reason on or prior to March 1, 2025, then any of the remaining unvested portions of your Remaining Equity Awards will, subject to your execution of, and the effectiveness of, the Release required by Section 5 of this letter agreement, become vested,

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exercisable and free from early termination or forfeiture and, if such awards are stock options, will remain exercisable until the earlier of (x) March 1, 2026, and (y) the expiration date of such stock option.

8. Resolution of Disputes. Any controversy or claim arising out of or relating to your employment, this letter agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Boston, Massachusetts before a single arbitrator (applying Massachusetts law), in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”) as modified by the terms and conditions of this Section 8; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, by striking from a list of arbitrators supplied by AAA. The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the award is based. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this letter agreement or your employment.

The Company shall pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration. The Company and you each shall separately pay its or your own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being held in court unless otherwise provided by law. The arbitrator shall have the sole and exclusive power and authority to decide any and all issues of or related to whether this letter agreement or any provision of this letter agreement is subject to arbitration.

9. Attorneys’ Fees. The Company shall reimburse you for your reasonable attorneys’ fees incurred in connection with the negotiation of this letter agreement.

10. No Inconsistent Obligations. By accepting this offer of employment, you represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this letter agreement or that would be violated by your employment by the Company. You agree that you will not take any action on behalf of the Company or cause the Company to take any action that will violate any agreement that you have with a prior employer.

11. Indemnification and Liability Insurance. The Company will provide you certain rights to indemnification as set forth in the Company’s standard form of indemnification agreement for executive officers and directors.

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12. Observer. As of the Effective Date and through no earlier than the second anniversary of the Transition Date, the Company shall invite you to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give you copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that you shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude you from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, result in disclosure of trade secrets, result in or relates to a matter with respect to which you have a conflict of interest, or if the Board reasonably determines that you are (or are associated with) a competitor of the Company. You shall not be entitled to attend executive session portions of Board meetings.

13. Miscellaneous.

a. This letter agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

b. The Company may only assign this letter agreement to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, provided, that such successor expressly agrees to assume and perform this letter agreement in the same manner and to the same extent that the Company would have been required to perform it if no such assignment had taken place, and “Company” shall include any such successor that assumes and agrees to perform this letter agreement, by operation of law or otherwise.

c. No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to the choice of law principles thereof.

If you have any further questions or require additional information, please feel free to contact me.

[Signatures appear on following page]

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Sincerely,

Signature:	/s/ Michael Mano

Michael Mano
Senior Vice President and General Counsel, Karyopharm Therapeutics

Date:	April 28, 2021

The foregoing correctly sets forth the terms of my employment by Karyopharm Therapeutics Inc. I am not relying on any representations pertaining to my employment other than those set forth above.

Signature:	/s/ Sharon Shacham

Printed Name:	Sharon Shacham, Ph.D., M.B.A.

Date:	April 28, 2021

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Exhibit A

You may (i) engage in charitable, civic, educational, professional, community or industry affairs; (ii) serve on the boards of directors or advisory boards of other companies; and/or (iii) subject to written approval from the Nominating and Governance Committee, serve as a part-time employee or consultant for another company, so long as all such activities in this Exhibit A, either individually and/or in the aggregate, do not (x) materially detract from your ability to perform your duties; or (ii) violate your obligations pursuant to the Confidentiality Agreement.

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Exhibit B

Name	Grant Number	Grant Date	Exercise Price	Outstanding as of the Effective Date	Options to be Forfeited Under Agreement	Remaining Equity Awards
Sharon Shacham	I000140	12/18/2013	$23.66	16,904	—	16,904
Sharon Shacham	N000140	12/18/2013	$23.66	123,096	90,000	33,096
Sharon Shacham	I000234	1/19/2015	$26.65	7,504	7,504	—
Sharon Shacham	N000234	1/19/2015	$26.65	192,496	192,496	—
Total				340,000	290,000	50,000